Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the common stock, no par value per share, of BJ’s Restaurants & Brewery, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 9th day of May, 2005.

BJ CHICAGO, LLC

By:	The Jacmar Companies
Its:	Manager

	By:	/s/ JAMES A. DAL POZZO
	Name:	James A. Dal Pozzo
	Its:	President

By:	Golden Resorts, Inc.
Its:	Manager

	By:	/s/ SHANN BRASSFIELD
	Name:	Shann Brassfield
	Its:	President

GOLDEN RESORTS, INC.

By:	/s/ SHANN M. BRASSFIELD
Name:	Shann M. Brassfield
Its:	President

JERRY G. BRASSFIELD

By:	/s/ JERRY G. BRASSFIELD
Name:	Jerry G. Brassfield

SHANN M. BRASSFIELD

By:	/s/ SHANN M. BRASSFIELD
Name:	Shann M. Brassfield